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                                                                    EXHIBIT 10.1

                           JOINT DEVELOPMENT AGREEMENT


        This joint development agreement (the "Agreement") is entered into on this 28th day of January, 1999 by and between AlliedSignal Inc., a Delaware corporation acting through its Turbocharging Systems business unit having an address of 23326 Hawthorne Boulevard, Suite 200, Torrance, California 90505 ("AlliedSignal") and Turbodyne Technologies, Inc., a Delaware corporation having an address of 6155 Carpinteria Avenue, Carpinteria, California 93013 and Turbodyne Systems, Inc., a Nevada corporation its fully owned subsidiary (collectively "Turbodyne"). AlliedSignal and Turbodyne shall be referred to in the Agreement jointly as the "Parties" and individually, as appropriate, as the "Party".

                                    RECITALS


        A. AlliedSignal is a manufacturer of turbochargers for internal combustion engines and other applications and has extensive experience in the development of charge air systems employing turbochargers and other comparable devices.

        B. Turbodyne has developed technology and acquired patents relating to electrically assisted turbochargers for use with combustion engines.


        C. AlliedSignal and Turbodyne believe that electrically assisted turbochargers offer performance improvements over conventional turbochargers for various engine applications.

        D. AlliedSignal and Turbodyne believe that by combining their independent technologies they will more quickly realize their mutual goal of introducing the Products (as defined in section 7 below) to the market as soon as reasonably possible.

        E. Turbodyne has granted AlliedSignal an exclusive license attached hereto as Exhibit A (the "License Agreement") for the manufacture and sale of products incorporating Turbodyne's electrically assisted turbocharger technology and improvements resulting from this Agreement.

        F. Accordingly, AlliedSignal and Turbodyne desire to jointly develop specifications, designs, processes, know-how, trade secrets, innovations, improvements and inventions for electrically assisted turbochargers and turbochargers having combined electrical motor assist and


All schedules and exhibits have been omitted. Any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission on request.


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generator power extraction (the "New Technology") while maintaining the integrity of their respective businesses with respect to research, development, engineering and manufacturing of their core technologies.

        NOW, THEREFORE, in consideration of the covenants and promises made herein and other good and valuable consideration, the sufficiency of which is acknowledged, the Parties agree as follows:

               1. PURPOSE. AlliedSignal and Turbodyne intend to jointly conduct research, development and engineering in the field of electrical motor/generator and electronic devices and the integration of such devices into turbochargers (the "Field of Use").


               2. REPRESENTATIONS. Each of AlliedSignal and Turbodyne represent to the other as follows:

               a. Each is a corporation duly organized, validly existing, and in good standing under the laws of the State of its incorporation, with all requisite corporate power, authority, and legal right to own its property and conduct its business as now conducted and as contemplated under this Agreement.

               b. Each is duly qualified to do business in each jurisdiction in which the nature of its properties or its business requires such qualification and in which the failure to so qualify would materially adversely affect its business or financial condition.

               c. The execution, delivery, and performance by each of this Agreement and the performance by each of its obligations hereunder (i) are within their respective power and authority; (ii) have been duly authorized by all necessary action on the part of their respective governing bodies or authorized officers; (iii) will not contravene any provision of law or regulation, or any writ or decree of any court or governmental instrumentality or their respective States of incorporation or other agreement of either, or any other agreement, instrument, or undertaking binding upon either or any of their respective assets; and (iv) will not contravene any agreements with any of lenders or investors of either.

               d. This Agreement has been duly executed and delivered by each Party and constitutes the valid, legal, and binding obligation of each Party, enforceable in accordance with its terms.

               e. Except as defined herein, no approval or consent of, or filing with, any governmental authority is required to be obtained or effected by either Party in connection with its execution, delivery, and performance of this Agreement or, alternatively, each Party has obtained or shall obtain in respect of this Agreement and the transactions contemplated hereby, on or prior


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to the date hereof, all governmental permissions, rights, licenses, and permits, if any, to carry out the transactions contemplated thereby.

               f. Neither Party has received notice of any violation of any applicable law, regulation, order, or requirement which would have a materially adverse effect on its business or on the transactions contemplated by this Agreement, and which has not been complied with or corrected in all material respects.

               g. There is no pending or, to the knowledge of the executing officer, threatened action, suit or proceeding or investigation before any court, board of arbitration or arbitrator, governmental body, agency, instrumentality, or official against or affecting either Party, the outcome of which, if adversely determined, would have a material adverse effect on its business or assets or could adversely impair the ability of either Party to fully perform its obligations under this Agreement. AlliedSignal is aware that two class action lawsuits have recently been commenced by shareholders of Turbodyne.

               h. Neither Party is a party to any agreement or instrument or subject to any restriction having a materially adverse effect on its business, operations, intellectual property, real or personal property, assets, or condition, financial or other, or its ability to perform its obligations under this Agreement or any agreement or instrument thereunder and is not in default in the performance, observance, or fulfillment of the material obligations, covenants, or agreements contained in any agreement or instrument or by which any of its property or assets is bound. Turbodyne has disclosed to AlliedSignal an Agreement in Principle (the "3K Agreement") it entered into in April 1997 with AG Kuhnle, Kopp & Kausch now know as 3K-Warner Turbosystems GmbH ("3K-Warner"). Although the validity and scope of the 3K Agreement and Turbodyne's obligations thereunder are uncertain, the Parties agree that Turbodyne's obligations, if any, under the 3K Agreement shall be fulfilled by sub-license under the License Agreement and AlliedSignal and Turbodyne shall share any benefits accruing to Turbodyne under the 3K Agreement on a 60%/40% basis, respectively.

               i. Neither party is in default under any applicable order, writ, injunction, or decree of any court, governmental department, board, or agency, or instrumentality of any arbitrator.

        3. CONTRIBUTION OF DEVELOPMENT EFFORT

               a. AlliedSignal and Turbodyne will each contribute material and personnel resources on a shared basis, sixty percent (60%) by AlliedSignal and forty percent (40%) by Turbodyne as required and called for by the Development Committee. Such contribution shall include work effort and expenses undertaken by the Parties individually under the direction of the Program Manager pursuant to the Development Program attached hereto as Exhibit B, which may be amended by the Program Manager from time to time. Costs of employees of the Parties shall be

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charged at a standard rate of $85 per hour and other costs shall be at actual cost without mark-up. If such work effort and expense by a Party shall exceed its contribution share, the Development Committee shall equitably assess the other Party for a contribution for reimbursement of the excess amount pursuant to the percentages defined above. Except with the approval of both Parties, the Parties shall not be obligated to contribute in the aggregate more than $1,500,000 in any 12 month period and $6,000,000 during the term of this Agreement. If Turbodyne does not maintain its 40% share of investment in the Development program in response to Development Committee assessments, the royalty rate of the License Agreement shall be adjusted by a ratio of actual percentage share of investment divided by 40% times 3.2% to which shall be added a 0.5% base royalty.

               b. The parties shall work diligently and in good faith to implement the objectives and purposes of this Agreement including the development of New Technology as soon as commercially feasible to facilitate the manufacture, marketing and sale of the Products. Either party's failure to so perform shall constitute a breach of this Agreement subject to arbitration under paragraph 16.

               c. Following the execution of this Agreement, both of the Parties shall only engage in activities relating to the design, development, manufacture, licensing or marketing of the Products or pursue the development of technology relating to the Products as authorized in this Agreement or the License Agreement. Notwithstanding the foregoing, Turbodyne shall be permitted to continue with design and development activities, marketing, sale or other activities relating to the exploitation of Turbopac products as defined in Exhibit B to the License Agreement and AlliedSignal shall have any interest in such products or activities.


               4. MANAGEMENT.

               a. The activities of this Agreement shall be governed by a committee of five members (the "Development Committee" or the "Board") including a chairperson appointed by AlliedSignal and two (2) members appointed by each Party.

               b. The Parties will , by mutual agreement, appoint one person to direct the Development Program contemplated by this Agreement (the "Program Manager"). The Program Manager, with the assistance of the Development Committee as required, shall define the personnel requirements, budget and other needs and make recommendations to the Board for action. The Program Manager initially appointed by the Parties shall be removable by a majority vote of the Development Committee. Subsequent Program Managers will be appointed and removed by a majority of the Development Committee.


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               c. The Program Manager will have full power and authority to conduct and manage the Development Program contemplated by this Agreement and to undertake and implement, on behalf of the Parties, all directions of the Development Committee.

               d. The Program Manager, shall diligently and in good faith manage and implement or cause to be implemented any directions of the Board, and otherwise conduct the Development Program contemplated by this Agreement. The Program Manager will devote such time and attention to the Development Program as is reasonably necessary to accomplish the purposes of this Agreement.

               e. All decisions of the Development Committee shall be made by majority vote. The Development Committee shall not materially alter the Development Program or materially deviate from this Agreement without the consent of the Parties.


               5. COMPENSATION OF THE BOARD, PROGRAM MANAGER AND PERSONNEL. The Development Committee shall remain employees of the Party appointing them and shall be compensated by that Party. The Program Manager shall be employed and compensated as determined by the Development Committee.

               6. DEVELOPED INTELLECTUAL PROPERTY.

               a. Any specifications, designs, processes, know-how, trade secrets, innovations, improvements, inventions, whether or not patentable, trademarks and copyrightable works (collectively "Developed Intellectual Property") conceived, reduced to practice or created during a project developing New Technology solely by AlliedSignal shall be owned by AlliedSignal and all right, title and interest in and to such Developed Intellectual Property shall be held by AlliedSignal. Any Developed Intellectual Property conceived, reduced to practice or created during a project developing New Technology jointly by the Parties shall be jointly owned by the Parties. Any Developed Intellectual Property conceived, reduced to practice or created during a project developing New Technology solely by Turbodyne shall be owned by Turbodyne and shall be exclusively licensed to AlliedSignal Pursuant to the License Agreement.

               b. AlliedSignal may, under the direction of the Development Committee, license intellectual property from Third Parties for use by the Parties in Products and Components and license Developed Intellectual Property, with consent of the Parties, to third parties for royalty or fee income pursuant to the License Agreement. The cost of any license of third party technology shall be borne by the Parties at a ratio of 60% AlliedSignal and 40% Turbodyne.


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               7. PRODUCTS.

               a. Pursuant to the License Agreement AlliedSignal holds the sole world wide right, subject to the license granted to Turbodyne to manufacture and sell the Component Parts as defined in 7.b below, to develop, manufacture, market and sell any electrically assisted charge air product or other engine product, including electrically assisted turbochargers and turbochargers employing an electric motor / generator for power assist / take-off, (the "Products") or employing Developed Intellectual Property as an Improvement under the License Agreement.

               b. AlliedSignal shall grant to Turbodyne, pursuant to a sublicense under the License Agreement acceptable to both parties ("Turbodyne License Agreement"), the sole world wide right, subject to any license granted to third parties by AlliedSignal pursuant to paragraph 6. b., to manufacture, market and sell all light metals, motors, generators and electronic controls (collectively "Component Parts") for the Products and AlliedSignal shall license to Turbodyne any Developed Intellectual Property necessary to manufacture, market and sell the Component Parts. Turbodyne shall produce and provide exclusively to AlliedSignal and to other licensees pursuant to 6.b above, and AlliedSignal shall acquire the Component Parts solely from Turbodyne, pursuant to AlliedSignal's standard terms and conditions for purchase under a Long Term Supply Agreement, to be negotiated by the Parties, which shall be subject to Turbodyne remaining competitive in cost, quality and delivery, and the price to AlliedSignal for the Component Parts shall not exceed cost plus seven percent (7%).

               c. Notwithstanding the terms of paragraph 7. a., Turbodyne shall retain the rights to manufacture and sell any motor driven compressor products currently offered in Turbodyne's Turbopac product line, as defined in Exhibit B to the License Agreement including any developments or improvements to such products limited to integration of the control electronics into those products and changes not substantially affecting form, fit or function. Further, AlliedSignal under its rights pursuant to paragraph 7. a. grants to Turbodyne a limited sublicense for the right to manufacture and sell electrical motor assistance systems for Cummins BHT turbochargers (the "BHT Products") in the aftermarket pending development of AlliedSignal's capability, capacity and interest in the sale and production of those products.

               8. TRANSFERS OF INTEREST IN THIS AGREEMENT. Either Party may assign its rights and obligations under this Agreement upon the sale of all or substantially all of its business and assets relating to the subject matter of the Agreement subject to obtaining the consent of the other party which consent shall not be unreasonably withheld. Neither party may otherwise, without the prior written consent of the other party, sell, assign, or transfer in any way, or mortgage, hypothecate, or otherwise encumber either of their respective interests in this Agreement. Any attempted action in violation of this provision will be null and void.

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               9. TERM AND TERMINATION. The term of this Agreement will commence as of the date first above mentioned and will continue in effect during the term of the License Agreement.

               10. MATERIAL BREACH - NOTICE AND CURE. If there is a material breach of this Agreement, the party intending to arbitrate for termination must give the defaulting party sixty (60) days' written notice thereof, detailing the particular action or condition that is claimed to constitute a material breach. The defaulting party may cure the breach during this period or take steps to cure, and if cured, or if the steps taken to cure the breach will do so within a reasonable period if diligently prosecuted, an arbitration action shall not be brought.

               11. NO JOINT LIABILITIES OR AGENCY. This Agreement shall not be deemed to create any agreement or control giving rise to joint and several liability as between AlliedSignal and Turbodyne for any purpose, acts or omissions by a Party, except as statutorily required for the legal entity formed as this Agreement. No ownership or other interest is acquired by either Party in the other Party. Further, no agency relationship between the Parties is formed hereby and neither Party shall represent or hold itself out as an authorized representative of the other Party for any purpose.

               12. CONFIDENTIALITY. Each Party shall maintain in confidence any and all information received from the other Party which is known to be confidential or proprietary ("Confidential Information") and will not disclose such Confidential Information to any third party without the written consent of the Party owning the Confidential Information. Confidential Information shall not include any information which by demonstrable evidence

               a. is known by the receiving Party prior to its disclosure by the disclosing Party;

               b. is in the public domain;

               c. is received from a third party not having any duty to maintain the information in confidence; and

               d. is independently created by the receiving Party.

        This duty of confidentiality shall not be breached by disclosure of Confidential Information pursuant to any court order or other process of law or regulatory requirement, however, the Party required to disclose shall notify the Party owning the Confidential Information of the requirement to disclose in a timely manner prior to such disclosure and shall cooperate with that Party in any efforts to minimize the disclosure of the Confidential Information.


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               13. PUBLICATIONS. Any statement, publication, press release or announcement by Turbodyne regarding this Agreement or the New Technology shall be approved by AlliedSignal prior to any publication or disclosure to a third party.

               14. INDEMNIFICATION. Each Party agrees to indemnify the other Party from any damages, losses, expense or costs, including attorney's fees, based on any breach of the representations made by the indemnifying Party herein, including, without limitation, any claim by a third party based on any agreement in conflict with or frustrating the purpose and benefits of this Agreement. The indemnifying Party shall defend, at its sole expense, and hold harmless the other Party from any such claim. Notwithstanding the indemnification of this paragraph 14, in no event shall either Party be liable to the other Party for consequential damages or damages for loss of business by the other party.

               15. NOTICE. Any notice required pursuant to this Agreement to the Parties or to the Board of this Agreement shall be effective upon deposit in the United States Mail Certified Return Receipt requested addressed as follows:

               If to AlliedSignal:
                      AlliedSignal Inc.
                      3201 West Lomita Boulevard
                      Torrance, California 90505
                      Attn: Jonathan Katz, Vice President

               If to Turbodyne:
                      Turbodyne Technologies, Inc.
                      6155 Carpinteria Avenue
                      Carpinteria, California 93013
                      Attn: Ed Halimi
               With copy to:
                      Kelly, Lytton, Mintz & Vann LLP
                      1900 Avenue of the Stars
                      Suite 1450
                      Los Angeles, California 90067
                      Attn: Peter D. Kelly

               16. INTEGRATION; GOVERNING LAW. This Agreement merges and supersedes all prior Agreements between the parties hereto, and shall be governed by, and construed in accordance with, the laws of the State of California. Any dispute arising under this Agreement which cannot be resolved by the Parties shall be settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association before a panel of three

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arbitrators selected by the Parties, or if the Parties are unable to agree, appointed by the director of the American Arbitration Association office in which the arbitration is to occur. The arbitration proceedings will be held at a location agreed to by the Parties in the greater Los Angeles Metropolitan area. Any award or remedy by the arbitration panel will be enforceable by any court having jurisdiction over the Parties and may include equitable remedies and reimbursement of attorneys' fees and arbitration costs as equitably determined by the panel. Either Party may apply to the arbitration panel or to a court of competent jurisdiction for a preliminary injunction or other provisional remedy to maintain the status quo pending arbitration.

               17. SURVIVAL. This Agreement and all the representations, covenants and provisions contained in this Agreement will survive following the formation of this Agreement and shall continue in effect throughout the duration of this Agreement; provided, however, in the event of any inconsistency between the terms of this Agreement and the License Agreement, the terms of the License Agreement shall prevail.

               18. AMENDMENTS. No modification, amendment, or waiver of any provision of this Agreement, or consent to any departure by either party therefrom, shall in any event be effective unless the same shall be in writing and signed by the other party.

               19. CAPTIONS AND INTERPRETATION. The captions present in the Agreement are for convenience only and shall not be interpreted as altering or defining the content or substance of the Agreement contained herein. This Agreement shall be considered as fully negotiated by the Parties and no inference or presumption shall be interpreted for any language herein attributable to the drafting Party.


               20. FURTHER DOCUMENTS. The Parties agree to negotiate in good faith, execute and deliver any such further documents or agreements as may be necessary to accomplish the intent of this Agreement.

               21. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

               22. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

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        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized officers under seal effective the date first written above.

AlliedSignal Inc.                                  Turbodyne Systems, Inc.

By:                                                By:
   ---------------------------                        --------------------------

Title:                                             Title:
      ------------------------                           -----------------------

                                                   Turbodyne Technologies, Inc

                                                   By:
                                                      --------------------------

                                                   Title:
                                                         -----------------------
Attested:                                          Attested:
By:                                                By:
   ---------------------------                        --------------------------
Title: Assistant Secretary                         Title: Secretary


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